Exhibit 77 Q3

AMENDMENT AGREEMENT

AMENDMENT AGREEMENT ("Amendment") dated as of July 15, 2015 to the Committed Facility Agreement dated March 29, 2012 between BNP Paribas Prime Brokerage, Inc. ("BNPP PB, Inc.") and Dividend and Income Fund, Inc. ("Customer"), as previously amended (the "CFA" or the "Agreement").

WHEREAS, the parties hereto desire to amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual agreements provided herein, the parties agree to amend the Agreements as follows:

1.	Amendments

(a)	The phrase "at least 180 calendar days' prior notice" in Section 6 of the Agreement is hereby replaced with the phrase "at least 29 calendar days' prior notice"

(b)
The phrase "based on the credit rating of the Issuer, using the lower of the S&P or Moody's long term debt rating as shown below" in Section 4(a) of Appendix A of the Agreement is hereby replaced with the phrase "using the lower of S&P's or Moody's rating as shown below".

2.	Representations
Each party represents to the other party that all representations contained in the Agreement are true and accurate as of the date of this Amendment and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

3.	Miscellaneous
(a)	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the relevant Agreement.
(b)
Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.
(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.
(e)	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

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IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE, INC. Name: Title: Name: Title:	DIVIDEND AND INCOME FUND, INC. Name: Title: